Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick	Catherine E. Lawler
Executive Vice President	Investor Relations
(847) 382-1000	(847) 671-1177

CTI Industries Corporation Reports Results
and Recent Developments for the
Third Quarter 2007

FOR IMMEDIATE RELEASE
Monday, November 12, 2007

BARRINGTON, IL, November 12, 2007 CTI Industries Corporation (NASDAQ Capital Market - CTIB), a manufacturer and marketer of metallized balloons, latex balloons, novelty items, packaging and storage bags and pouches and printed and laminated films, today released financial results for its third quarter and for the nine months ending September 30, 2007. For the quarter, net sales were $8,673,000, compared to net sales for the third quarter 2006 of $8,603,000, an increase of about 1%. The Company incurred a net loss for the quarter of $414,000 compared to a net profit for the same period in 2006 of $315,000.

The net loss per share for the three months ending September 30, 2007 was $0.18 (basic and diluted), compared to net income per share for the three months ending September 30, 2006 of $0.15 (basic and diluted).

For the nine month period ending September 30, 2007, net revenues were $26,210,000, compared to net revenues for the same period in 2006 of $25,756,000, an increase of 1.7%. For the nine month period, the Company had net loss of $43,000, representing a net loss per share of $0.02 (basic and diluted), compared to net income of $741,000 for the same period of 2006 which represented earnings per share of $0.36 (basic) and $0.34 (diluted).

Stephen M. Merrick, Chief Financial Officer of the Company, noted that, "While revenues for the third quarter and nine months were slightly above comparable periods of 2006, we incurred a loss for these periods due to several factors including (i) significant expenses incurred by the Company in the development of its new pouch product line both in the third quarter and throughout the first nine months of the year, (ii) lower gross margins on sales due to product mix during the third quarter and (iii) certain one-time items of income totaling $460,000 which occurred in the third quarter 2006."

During the three and nine months ended September 30, 2007, the Company incurred total costs related to the development of its new zippered vacuum pouch line of products of $627,000 and $1,312,000, respectively. Of these total expenditures, $549,000 was capitalized in the third quarter and $1,073,000 was capitalized for the nine month period.

The Company also reported that the Company has commenced production, marketing and sale of its new line of zippered vacuum pouches directed to the sportsman market which is being offered under the name Zip Vac.TM The product line includes a package containing three quart and two gallon zippered vacuum pouches, a hand pump and a battery-operated pump. Additional pouches are offered in a separate container. The pouches are intended for use in the storage and vacuum sealing of food and other items to protect against exposure and to extend freshness or useful life.

Several orders for this new product line have been received and the Company reports anticipated sales of this new product line of approximately $550,000 during the fourth quarter 2007.

The Company is also engaged in a development and evaluation program for zippered bags with a consumer products company and has produced and sold some pouches to this company as part of the evaluation program. The Company has not received a purchase commitment from this company, but anticipates a decision on the project prior to December 31, 2007.

The Company now has one new pouch converting machine in operation for the production of this new line of products and has five additional converting machines on order. All five additional machines are scheduled for delivery to the Company prior to December 31, 2007. When fully installed and operating, these six converting machines will have the capacity to produce approximately 120,000,000 to 168,000,000 pouches annually.

CTI Industries is one of the leading manufacturers and marketers of metallized and latex balloons, develops, produces and markets bags and pouches for storage and packaging applications and produces laminated and printed films for commercial uses. CTI markets its products throughout the United States and in a number of other countries.

This press release may contain forward-looking statements within the meaning of Section 17A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including (i) the risks of generating and maintaining sales in a highly competitive market, (ii) the ability of the Company to enter into or maintain contracts or relationships with customers, distributors, licensors and suppliers, (iii) manufacturing risks, as well as other risks and uncertainties reported by the Company in its SEC filings, and such statements should also be considered in conjunction with cautionary statements contained in the Company's most recent filing with the Securities and Exchange Commission on Form 10-K.

- FINANCIAL HIGHLIGHTS FOLLOW --

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2007 (Unaudited)	December 31, 2005
Assets Current assets:
Cash and cash equivalents	$331,414	$384,565
Accounts receivable, net	5,718,205	6,442,765
Inventories, net	9,543,962	7,974,113
Other current assets	2,134,341	1,689,802
Total current assets	17,727,923	16,491,245

Property, plant and equipment, net	9,344,753	8,592,274
Other assets	1,481,099	1,561,420
Total Assets	$28,553,785	$26,644,939
Liabilities & Stockholders' Equity
Total current liabilities	$15,950,684	$14,643,374
Long term debt, less current maturities	5,321,548	5,592,696
Other liabilities	1,082,250	1,294,272
Minority interest	12,568	12,672
Stockholders' equity	6,186,735	5,101,925
Total Liabilities & Stockholders' Equity	$28,553,785	$26,644,939

Consolidated Statements of Income

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$8,672,726	$8,602,733	$26,210,428	$25,755,891
Cost of sales	7,055,243	6,349,870	19,945,862	19,352,602
Gross profit	1,617,483	2,252,863	6,264,566	6,403,289
Operating expenses	1,900,596	1,471,801	5,527,728	4,477,782
Income from operations	(283,113)	781,062	736,838	1,925,507
Other income (expense):
Net Interest expense	(348,829)	(514,465)	(976,327)	(1,276,514)
Other	72,135	63,828	165,482	154,382
Income before income taxes and minority interest	(559,807)	330,425	(74,007)	803,375
Income tax expense	(145,939)	11,719	(31,053)	59,330
Income before minority interest	(413,868)	318,706	(42,954)	744,045
Minority interest in loss of subsidiary	(34)	3,242	(103)	3,114
Net income	(413,834)	315,464	(42,851)	$740,931
Basic income per common and common equivalent shares	$(0.18)	$0.15	$(0.02)	$0.36
Diluted income per common and common equivalent shares	$(0.18)	$0.15	$(0.02)	$0.34
Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	2,339,467	2,055,553	2,275,541	2,071,199
Diluted	2,339,467	2,129,658	2,275,541	2,156,025